News Release

Contacts: Investors: Paul Blalock (703) 433-4300 Nextel Media: Audrey Schaefer (240) 876-1588 Nextel David Kurt (847) 538-3113 Motorola

Nextel and Motorola Announce iDEN Technology Upgrade

- Expected Doubling of iDEN Voice Capacity in 2003 -
and
- Data Compression Slated for Early 2002 -

RESTON, Va. and SCHAUMBURG, Ill. – October 4, 2001 – Nextel Communications, Inc. (NASDAQ: NXTL) and Motorola, Inc. (NYSE: MOT) today announced new enhancements to the iDEN® wireless network technology which are expected to lead to a doubling of wireless voice capacity. These enhancements are expected to become available in 2003.

“The two most important factors driving carriers to 3G technology are to increase voice capacity and deliver packet data service at acceptable speeds,” said Tim Donahue, president and CEO of Nextel. “After careful consideration of our various technology and strategic options, Nextel has decided to go forward with enhancements to its existing iDEN network. Based upon continued research and development with Motorola, Nextel will be able to make significant enhancements to the capability of the iDEN network, which we expect will double our voice capacity. We are confident that these technology advances give us the flexibility to carefully choose our future technology path and ensure ample liquidity to fund our current business plan and remain competitive in our service offerings.”

“Motorola expects to move the iDEN platform forward to provide next-generation capacity enhancements and keep iDEN networks at the forefront of wireless technology,” said Ed Breen, president of Motorola’s Networks Sector. “This new technology integrated into the iDEN network and handsets will enable Nextel to double voice capacity, maintain voice quality and leverage existing infrastructure more efficiently to allow Nextel to expand into new market segments and extend their business competitiveness.”

This capacity improvement, in addition to future low cost entry-level iDEN handsets, will allow Nextel to selectively expand its existing market segments.

Data Compression

Nextel is preparing to significantly enhance application performance on the nation’s first, and only, IP packet-based nationwide wireless data network. Nextel expects to provide a two- to five-fold increase in the end-user experience of most web-enabled and general office data applications. Apparent data speeds up to 60-70 kbps are anticipated for use with general office applications. Nextel expects to begin rollout of data compression throughout its network early in 2002.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s and Motorola’s actual future experience involving any one or more of such matters and subject areas. Nextel and Motorola have attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from their current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the successful performance of these new technologies, timely development and delivery of these new technologies, economic conditions in our targeted markets, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel’s and Motorola’s reports filed with the SEC, including their annual reports on Form 10-K for the year ended December 31, 2000 and their subsequent quarterly filings on Form 10-Q. This press release speaks only as of its date, and Nextel and Motorola each disclaims any duty to update the information herein.

About Nextel
Nextel Communications, Inc., based in Reston, VA, is a leading provider of all-digital, fully integrated wireless communication services in the United States covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 188 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners’ service is available today in areas of the U.S. where approximately 220 million people live or work. The Nextel National Network offers a fully integrated wireless communications tool with digital cellular, text/numeric paging, wireless Internet access and Nextel Direct Connect(SM) —a digital two-way radio feature. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Chile and Japan. Please visit the website at http://www.nextel.com .

About Motorola and iDEN
Motorola, Inc. (NYSE:MOT) is a global leader in providing integrated communications and embedded electronic solutions. Sales in 2000 were $37.6 billion.

iDEN handsets combine the capabilities of a digital wireless phone with “always on” Internet access, text pager, and two-way radio to enable users to instantly communicate with one or hundreds of individuals at the push of a button. For further information on iDEN handsets, visit www.motorola.com/iden.

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Nextel, Nextel Direct Connect and the Nextel logo are trademarks and/or service marks of Nextel Communications, Inc. MOTOROLA, the Stylized M Logo, iDEN and all other trademarks indicated as such herein are trademarks of Motorola, Inc. ® Reg. U.S. Pat. & Tm. Off.